EXHIBIT 10.9
INTERSTATE SUPPLEMENTAL
DEFERRED COMPENSATION PLAN
Amended and Restated
Effective as of January 1, 2005

INTERSTATE SUPPLEMENTAL
DEFERRED COMPENSATION PLAN
Amended and Restated
Effective as of January 1, 2005
TABLE OF CONTENTS
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INTERSTATE SUPPLEMENTAL
DEFERRED COMPENSATION PLAN
Amended and Restated
Effective as of January 1, 2005
RECITALS
     This amended and restated Plan, the Interstate Supplemental Deferred Compensation Plan (the “Plan”) is adopted by Interstate Hotels & Resorts, Inc. (the “Plan Sponsor”) for certain of its directors and certain management employees of Interstate Management Company, LLC (the “Employer”). The Plan constitutes an amendment and restatement of the Interstate Hotels and Resorts, Inc. Supplemental Deferred Compensation Plan. The Plan was amended and restated to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance promulgated thereunder.
     The purpose of the Plan is to offer participants deferred compensation benefits pursuant to section 409A of the Code and to supplement such participants’ retirement benefits under the Plan Sponsor’s tax-qualified retirement plan and other retirement programs. The Plan is intended to be a “top-hat plan” (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) pursuant to sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     Accordingly, the Plan is amended and restated as follows.
ARTICLE I
DEFINITIONS
     The following terms, as used herein, unless a different meaning is implied by the context, have the following meaning:
     1.1 ACCOUNT means the balance credited to a Participant’s Plan accounts, including amounts credited under the Compensation Deferral Account and the Plan Sponsor Contribution Credit Account. Said Account shall be determined as of the date of reference.
     1.2 BASE COMPENSATION means the total base cash compensation of the Participant (including any contributions made on the behalf of the Participant to any qualified plan maintained by the Plan Sponsor or to any cafeteria plan under Code section 125 maintained by the Plan Sponsor) for the Plan Year of reference; provided, that, with respect to Participants working in the Development Group who are eligible to receive commissions, Base Compensation includes commissions paid during the Plan Year of reference.
     1.3 BASE COMPENSATION DEFERRALS is defined in Section 3.1.
     1.4 BENEFICIARY means any person or persons so designated in accordance with the provisions of Article VII.
     1.5 BOARD means the Board of Directors of the Plan Sponsor.
     1.6 CHANGE IN CONTROL means a transaction or series of transactions occurring after the Effective Date, in which (1) any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) or the Securities Exchange Act of 1934 (the “Act”)), becomes, directly or indirectly, the beneficial owner (as defined in the general rules and regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Act) of more than fifty percent (50%) of the then outstanding shares of the Plan Sponsor’s capital stock entitled to vote generally in the election of directors of the Plan Sponsor; (2) the stockholders of the Plan Sponsor approve a definitive agreement for (A) the merger or other business combination of the Plan Sponsor with or into another corporation pursuant to which the stockholders of the Plan Sponsor do not own, immediately after the transaction, more than fifty percent (50%) of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, or (B) the sale, exchange or other disposition of all or substantially all of the assets of the Plan Sponsor; or (3) during any period of two (2) years or less, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Plan Sponsor, of each new director was approved by a vote of at least seventy-five percent (75%) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing, a Change in Control shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender exchange offer is commenced by, the Plan Sponsor or any of its subsidiaries, any profit sharing, employee ownership or other employee benefit plan of the Plan Sponsor or any subsidiary of any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities.
     1.7 CHIEF EXECUTIVE OFFICER means the Chief Executive Officer of the Plan Sponsor.
     1.8 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.
     1.9 COMMITTEE means the Compensation Committee of the Board.
     1.10 COMPENSATION means the total current cash remuneration, including Base Compensation, total cash Bonus Compensation, all cash awards or other compensation, director retainers, and meeting fees of the Participant for the Plan Year of reference.
          For purposes of the preceding sentence and for all other purposes under the Plan, Bonus Compensation is performance-based compensation that is: (1) established over a performance period of at least 12 consecutive months and (2) based on organizational or individual performance criteria that are established no later than 90 days after the performance period begins.
     1.11 COMPENSATION DEFERRAL ACCOUNT is defined in Section 3.2.
     1.12 COMPENSATION DEFERRALS is defined in Section 3.2.
     1.13 DESIGNATION DATE means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.4 shall become effective. The Designation Dates in any Plan Year include January 1, April 1, July 1 and October 1.
     1.14 DEVELOPMENT GROUP means the group responsible for all of the Employer’s new business. The Employer’s new business includes sourcing new management contracts, executing joint venture partnerships and acquiring wholly owned assets for the Employer. The Development Group also is responsible for any investment activities the Employer may undertake. The Development Group actively participates in owner relations and the overall marketing of the Employer to interested parties, which may include branded franchise companies, public and private investors, lenders and consultants
     1.15 DISABILITY means the Participant has satisfied either of the following definitions of disability: (1) unable to engage in gainful activity due to medical impairment for 12 months continuously or (2) medical impairment is expected to result in death or to last for not less than 12 months and receiving income replacement benefits for not less than 3 months.
     1.16 EFFECTIVE DATE means the effective date of this amendment and restatement of the Plan, which shall be January 1, 2005.
     1.17 ELIGIBLE INDIVIDUAL means, for any Plan Year (or applicable portion thereof), any individual who is not employed by the Employer but is a member of the Board, any individual who is employed by the Employer in the position of a Vice President or a more senior position, or any individual employed by the Employer who is determined by the Employer to be a member of a select group of management or highly compensated employees of the Employer (within the meaning of ERISA), and who is designated by the Chief Executive Officer to be an Eligible Individual under the Plan, and (1) whose benefits under the Qualified Plan are limited due to application of the compensation or nondiscrimination contribution limits of the Code, and/or (2) to whom the Plan Sponsor desires to provide supplemental retirement benefits.
          By each December 1, the Plan Sponsor shall notify those individuals, if any, who will be Eligible Individuals for the next Plan Year. If the Plan Sponsor determines that an individual first becomes an Eligible Individual during a Plan Year, the Plan Sponsor shall notify such individual of that determination and of the date during the Plan Year on which the individual shall first become an Eligible Individual.
     1.18 EMPLOYER means Interstate Management Company, LLC and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of the Plan Sponsor or its successors or assigns, assumes the Employer’s obligations hereunder, or any other corporation or business organization which agrees, with the consent of the Plan Sponsor to become a party to the Plan.
     1.19 EMPLOYER CONTRIBUTION CREDIT ACCOUNT is defined in Section 3.1.
     1.20 EMPLOYER CONTRIBUTION CREDITS is defined in Section 3.1.
     1.21 ENTRY DATE with respect to an individual means the first day of a pay period following the date on which the individual becomes an Eligible Individual.
     1.22 GRANDFATHERED SUB-ACCOUNT means that portion of an Account that was earned and vested as of December 31, 2004, including any earnings or losses thereon.
     1.23 KEY EMPLOYEE means an individual within the meaning of Code Section 409A(a)(2)(B).
     1.24 PARTICIPANT means any person so designated in accordance with the provisions of Article II, including, where appropriate according to the context of the Plan, any former employee or director who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.
     1.25 PARTICIPANT ENROLLMENT AND ELECTION FORM means the form (or forms) on which a Participant elects to defer Compensation hereunder, on which the Participant makes elections concerning the time and manner of payment of amounts attributable to such election, and on which the Participant makes certain other designations as required thereon.
     1.26 PLAN means this amended and restated Interstate Supplemental Deferred Compensation Plan, an amendment and restatement of the Interstate Hotels & Resorts, Inc. Supplemental Deferred Compensation Plan, as amended from time to time.
     1.27 PLAN SPONSOR means Interstate Hotels & Resorts, Inc. and its successors and assigns.
     1.28 PLAN YEAR means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect.
     1.29 QUALIFIED PLAN means the Plan Sponsor’s tax-qualified 401(k) plan, as amended from time to time.
     1.30 RETIREMENT means a Participant’s termination from the employ of the Plan Sponsor upon or after attaining age sixty-five (65).
     1.31 TRUST means the trust fund, if any, established pursuant to the Plan.
     1.32 TRUSTEE means the trustee named in the agreement establishing the Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.
     1.33 VALUATION DATE means each day of each Plan Year.

ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.1 REQUIREMENTS. Every Eligible Individual on the Effective Date shall be eligible to become or continue as a Participant on the Effective Date. Every other Eligible Individual shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Individual. No individual shall become a Participant, however, if he or she is not an Eligible Individual on the date his or her participation is to begin.
          Participation in the Compensation Deferral Account portion of the Plan is voluntary. In order to participate in the Compensation Deferral Account portion of the Plan, an otherwise Eligible Individual must make written application in such manner as may be required by Section 3.2 and by the Plan Sponsor and must agree to make Compensation Deferrals as provided in Article III.
          Participation in the Employer Contribution Credit Account portion of the Plan is automatic for all eligible Participants.
     2.2 RE-EMPLOYMENT/BOARD MEMBERSHIP. If a Participant whose employment with the Employer (or Board membership, as applicable) is terminated is subsequently re-employed (or again becomes a Board member), he or she shall become a Participant in accordance with the provisions of Section 2.1.
     2.3 CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Employer (or a member of the Board), but ceases to be an Eligible Individual, he or she shall not be eligible to make Compensation Deferrals or to be credited with Employer Contribution Credits hereunder.
ARTICLE III
CONTRIBUTIONS AND CREDITS
     3.1 EMPLOYER CONTRIBUTION CREDITS. There shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant. There shall be established the following two (2) sub-accounts under a Participant’s Employer Contribution Credit Account: (a) the Employer Matching Contribution Sub-Account; and (b) the Employer Profit Sharing Contribution Sub-Account. Each such Sub-Account shall be credited or debited, as applicable, with (a) amounts equal to the Employer’s Contribution Credits credited to that Sub-Account; (b) amounts equal to any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Sub-Account’s deemed assets as determined by the Plan Sponsor, in its discretion) allocated to that Sub-Account; and (c) expenses and taxes charged to that Sub-Account.
          Provided that a Participant remains in the employ of the Employer as an employee on the last day of a Plan Year and that the Participant has elected to defer all or a portion of his or her Base Compensation pursuant to Section 3.2 (referred to herein as “Base Compensation Deferrals”) with respect to such Plan Year, Employer Contribution Credits shall be credited to the Participant’s Employer Matching Contribution Sub-Account for such Plan Year in an amount equal to the excess of (a) one hundred percent (100%) of the Participant’s Base Compensation Deferrals for such Plan Year, but not to exceed such percentage of the Participant’s Base Compensation for such Plan Year as shall be established in the sole discretion of the Chief Executive Officer (until changed by the Chief Executive Officer, a four percent (4%) rate shall apply); over (b) the sum of the matching contributions actually made by the Employer or Plan Sponsor to the Qualified Plan for such Plan Year.
          Provided a Participant remains in the employ of the Employer as an employee on the last day of a Plan Year, Employer Contribution Credits shall be credited to the Participant’s Employer Profit Sharing Contribution Sub-Account for such Plan Year in an amount (if any) equal to a percentage of the Participant’s combined Employer Matching Contribution Sub-Account credits and Qualified Plan matching contributions for such Plan Year, which percentage shall be established in the sole discretion of the Chief Executive Officer and may vary from Participant to Participant (but may in no event exceed one hundred fifty percent (150%)).

          A Participant shall become vested in amounts credited to his or her Employer Contribution Credit Account as provided in Section 5.4.
     3.2 PARTICIPANT COMPENSATION DEFERRALS. In accordance with rules established by the Plan Sponsor, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant in any percentages designated by the Participant. Amounts so deferred will be considered a Participant’s “Compensation Deferrals.” A Participant shall make such Compensation Deferral elections with respect to a coming twelve (12) month Plan Year during the period beginning on the December 1 and ending on the December 31 of the prior Plan Year, or during such other period as is established by the Plan Sponsor so long as such Plan Sponsor determined period ends on or prior to the December 31 of the prior Plan Year. The Plan Sponsor shall have the discretion to permit special Compensation Deferral election periods for deferral elections relating to Bonus Compensation; provided, however, that any such elections to defer Bonus Compensation must be made at least 6 months prior to the end of the applicable performance period and the applicable performance criteria must not be substantially certain to be met at the time of such deferral.
          If the Plan Sponsor determines that an individual first becomes an Eligible Individual during a Plan Year, such individual will have thirty (30) days from the date he or she becomes eligible to participate in the Plan to make an initial election to apply to Compensation earned after he or she makes such an election. Separate elections must be made for Base Compensation and Bonus Compensation. The amount of Bonus Compensation applicable to the deferral election shall be the Bonus Compensation earned during the Plan Year multiplied by the fraction derived by dividing (a) the number of days remaining in the Plan Year after the date the individual becomes an Eligible Individual by (b) the total number of days in the Plan Year.
          Compensation Deferrals shall be made through regular payroll deductions (including, if applicable, deductions of regular cash retainer payments or payments of meeting fees to a Participant who is a Board member) or through an election by the Participant to defer the payment of a bonus not yet payable to him or her at the time of the election.
          There shall be established and maintained by the Plan Sponsor a separate Compensation Deferral Account in the name of each Participant, to which shall be credited or debited, as applicable: (a) amounts equal to the Participant’s Compensation Deferrals; (b) amounts equal to any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Account’s deemed assets as determined by the Plan Sponsor in its discretion) attributable or allocable thereto; and (c) expenses and taxes charged to that Account.
          A Participant shall at all times be one hundred percent (100%) vested in amounts credited to his or her Compensation Deferral Account, as provided in Section 5.4.
ARTICLE IV
ALLOCATION OF FUNDS
     4.1 ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS. Pursuant to Section 4.4, each Participant shall have the right to direct the Plan Sponsor as to how amounts in his or her Plan Account shall be deemed to be invested in the deemed investment options made available under the Plan. Subject to such limitations as may from time to time be required by law, imposed by the Plan Sponsor or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Plan Sponsor, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Plan Sponsor as to how amounts in his or her Account shall be deemed to be invested.
          The value of the Participant’s Account shall be equal to the value of the account maintained under the Trust on behalf of the Participant. As of each valuation date of the Trust, the Participant’s Account will be credited or debited to reflect the Participant’s deemed investments of the Trust. The Participant’s Plan Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows. As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Trustee), of each deemed investment option within the Account since the preceding Valuation Date shall be allocated among all Participants’ Accounts deemed to be invested in that investment option in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.
     4.2 ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution made hereunder to a Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account. Such amounts shall be charged on a pro rata basis against the investment options in which the Participant’s Account is deemed to be invested; provided, however, that such amounts shall be charged first against any money market, fixed income or similar fund in which the Participant’s Account is deemed to be invested.
     4.3 SEPARATE BOOKKEEPING ACCOUNTS. A separate bookkeeping account under the Plan shall be established and maintained by the Plan Sponsor to reflect the Account for each Participant, with bookkeeping sub-accounts to show separately the Participant’s Compensation Deferral Account, the Participant’s Employer Contribution Credit Account and the Participant’s Grandfathered Sub-Account. Each sub-account will separately account for the credits and debits described in Article III.
     4.4 DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS. Subject to such limitations as may from time to time be required by law, imposed by the Plan Sponsor or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Plan Sponsor, prior to and effective for each Designation Date, each Participant may communicate to the Plan Sponsor a direction (in accordance with (a), below) as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Plan Sponsor hereunder. Such direction shall designate the percentage (in any whole percent multiples) or amount (in any whole dollar multiples) or amount (in any whole dollar multiples) of each portion of the Participant’s Plan Accounts which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:
          (a) Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Plan Sponsor, and/or, as required or permitted by the Plan Sponsor, shall be by oral designation and/or electronic transmission designation. A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Plan Sponsor on which it would be reasonably practicable for the Plan Sponsor to effect the designation.
          (b) All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the Designation Date with respect to any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment options according to the percentages or amounts specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the Participant’s most recent Participant Enrollment and Election Form, or other form specified by the Plan Sponsor.
          (c) If the Plan Sponsor receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Plan Sponsor provides for, and permits the application of, corrective action prior thereto.
          (d) If the Plan Sponsor possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Plan Sponsor in its discretion.
          (e) Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Plan Sponsor and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Account hereunder.

          (f) Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.
     4.5 PAYMENT OF TAXES AND EXPENSES. Expenses, including Trustee fees, associated with the administration or operation of the Plan shall be paid by the Plan Sponsor, unless, in the discretion of the Plan Sponsor, the Plan Sponsor elects to charge such expenses against the appropriate Participant’s Account or Participants’ Accounts. Any taxes (or net operating loss reductions) allocable to an Account (or portion thereof) maintained under the Plan which arise prior to the complete distribution of the Account, shall be absorbed by the Plan Sponsor, unless, in the discretion of the Plan Sponsor, the Plan Sponsor elects to charge such taxes against the appropriate Participant’s Account or Participants’ Accounts.
ARTICLE V
ENTITLEMENT TO BENEFITS
     5.1 FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT/BOARD MEMBERSHIP. On his or her Participant Enrollment and Election Form, a Participant may elect to receive some or all of each year’s deferrals and related earnings on a specific date (the “In-Service Distribution Date”) prior to his or her separation from service, as such term is defined under Code section 409A. Each specific date is deemed an “In-Service Account,” and a maximum of three (3) In-Service Accounts may be established and maintained by each Participant, which will be payable according to the provisions of Article VI. Such payment dates may be extended to later dates so long as elections to so extend the dates are made by the Participant at least twelve (12) months prior to the date on which the distribution is to be made or commence; provided, however, that such payment dates may not be accelerated and must commence no less than five (5) years after the original distribution was to commence.
          Alternatively, on his or her Participant Enrollment and Election Form, a Participant may select payment or commencement of payment of his or her vested Account (or a sub-account thereof) to be made after his or her separation from service with the Employer or, with respect to any non-employee Participant, upon his or her termination of Board membership. An election to have payment commence after the Participant’s separation from service shall be deemed a “Termination Account,” which will be payable according to the provisions of Article VI. Any Participant who is employed as an employee of the Employer and who also is a director of the Board, and who ceases his or her employment, but retains membership on the Board, shall not be deemed to have separated from service hereunder.
     5.2 UNFORESEEABLE EMERGENCY DISTRIBUTIONS. In the event of an Unforeseeable Emergency of the Participant, as hereinafter defined, the Participant may apply to the Plan Sponsor for the distribution of all or any part of his or her vested Account. The Plan Sponsor shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution. Upon a finding of Unforeseeable Emergency, the Plan Sponsor shall make the appropriate distribution to the Participant from the Participant’s vested Account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s vested Account or the amount necessary to meet the needs of the Participant’s Unforeseeable Emergency (which Unforeseeable Emergency may be considered to include any taxes due because of the distribution occurring because of this Section), and which is not reasonably available from other resources of the Participant, including, but not limited to, reimbursement or compensation from insurance or liquidation of assets if such liquidation itself would not result in severe financial hardship. For purposes of this Section, the value of the Participant’s vested Account shall be determined as of the date of the distribution.
          “Unforeseeable Emergency” means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, of the Participant’s spouse or of a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Plan Sponsor.
     5.3 RE-EMPLOYMENT/BOARD MEMBERSHIP OF RECIPIENT. If a Participant receiving installment distributions pursuant to Section 6.2 is re-employed by the Employer (or again becomes a Board member), the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under Section 5.1 or 5.2, at which time such distribution shall commence, subject to the limitations and conditions contained in this Plan.
     5.4 VESTING. A Participant shall at all times be one hundred percent (100%) vested in amounts credited to his or her Compensation Deferral Account.
          With respect to amounts credited to a Participant’s Employer Contribution Credit Account, such amounts shall vest according to the following schedule:

Years of Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%
          For purposes of this Section 5.4, a “year of service” shall mean (i) any Plan Year during which a Participant is employed by the Employer (i.e., the Participant is on the Employer’s payroll) on a full-time basis for any full six (6) months and remains employed by the Employer as of the last day of that Plan Year; and (ii) any calendar year before the Effective Date during which a Participant was employed by the Employer, Interstate Hotels Corporation, Continental Design & Supplies Company, LLC, Crossroads Hospitality Company, LLC, Colony Hotels and Resorts Company or Interstate Hotels Company on a full-time basis for any full six (6) months and remained employed by that employer as of the last day of that calendar year. Notwithstanding anything above that may suggest otherwise, in no event shall more than one (1) year of service be credited to a Participant with respect to the 2002 calendar year during which the Plan was established.
          Notwithstanding the foregoing, if a Participant separates from service because of death, Disability or Retirement, or if there occurs a Change in Control, the Participant shall become one hundred percent (100%) vested in his or her Employer Contribution Credit Account. If a Participant separates from service for any other reason, he or she shall remain vested in his or her Employer Contribution Credit Account, if at all, under the vesting schedule set forth above.
     5.5 GRANDFATHERED SUB-ACCOUNTS. Notwithstanding anything to the contrary in the Plan, solely with respect to Grandfathered Sub-Accounts, the rules relating to a Participant’s or Beneficiary’s entitlement to benefits shall continue as they were in effect immediately prior to January 1, 2005.
ARTICLE VI
DISTRIBUTION OF BENEFITS
     6.1 AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive, on or about the date or dates selected by the Participant on his or her Participant Enrollment and Election Form or, if none, on or about the date of the Participant’s termination of employment (or Board membership, as applicable) (or earlier as provided in Article V or in Section 6.4), a distribution in an aggregate amount equal to the Participant’s vested Account. Any payment due hereunder will be paid by the Plan Sponsor from its general assets or from the Trust, if any.
     6.2 METHOD OF PAYMENT.
          (a) Medium of Payment. Payments under the Plan shall be made in cash.
          (b) Timing and Manner of Payment. In the case of a Participant’s In-Service Account, payment of the vested portion of such Account shall be made in a lump sum in cash as soon as is administratively feasible following the payment fixed date selected for the In-Service Account. Notwithstanding the preceding, a Participant who selects payment under an In-Service Account shall receive payment of the vested portion of the In-Service Account at the earlier of such fixed payment date (as extended, if applicable) or his or her separation from service with the Employer or, with respect to non-employee Participants, upon his or her termination of Board membership.
               In the case of a Participant’s Termination Account, payment of the vested portion of such Account shall be made in a lump sum or in five (5) substantially equal annual installments (adjusted for gains, losses and expenses), as selected by the Participant on his or her applicable Participant Enrollment and Election Form.
               If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum as a Termination Account.
               An In-Service Account payable in connection with a participant’s separation from service and any Participant’s Termination Account shall be paid (or, in the case of a Termination Account, paid or commenced) as soon as is administratively feasible following the Participant’s separation from service; provided, however, that in the case of a Key Employee payment shall be made or commenced under the applicable form as soon as is administratively feasible following the six month anniversary of the Participant’s separation from service, unless payment is being made on account of death.
               If the whole or any part of a payment hereunder by the Plan Sponsor is to be in installments, the total to be so paid shall continue to be deemed to be invested pursuant to Sections 4.1 and 4.4 under such procedures as the Plan Sponsor may establish, in which case any deemed income, gain, loss or expense attributable thereto (as determined by the Plan Sponsor, in its discretion) shall be reflected in the installment payments, in such equitable manner as the Plan Sponsor shall determine.
               In all events, to the extent required under Code Section 409A(a)(2)(B)(i), the payment to a Key Employee shall not be distributed earlier than 6 months after the date of the Key Employee’s separation from service.
     6.3 DEATH OR DISABILITY BENEFITS. If a Participant dies or experiences a Disability before separating from service (or Board membership, as applicable) with the Employer, the entire value of the Participant’s Account shall become fully vested and shall be paid, as provided in Section 6.2, to the Participant, or, in the case of the death, to the person or persons designated in accordance with Section 7.1.
          Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the manner in which such benefits were payable to the Participant, unless the Plan Sponsor elects a more rapid form of distribution.
     6.4 CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, upon a Change in Control, each Participant shall become entitled to receive the entire balance of his or her Account in a single lump sum payment on the thirtieth (30th) day following the Change in Control (or as soon thereafter as is administratively feasible).
     6.5 GRANDFATHERED SUB-ACCOUNTS. Notwithstanding anything to the contrary in the Plan, solely with respect to Grandfathered Sub-Accounts, the rules relating to a Participant’s or Beneficiary’s distribution of benefits shall continue as they were in effect immediately prior to January 1, 2005.
ARTICLE VII
BENEFICIARY & PARTICIPANT DATA
     7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Plan Sponsor, and will be effective only when filed in writing with the Plan Sponsor during the Participant’s lifetime.

          In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Plan Sponsor shall pay any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s estate.
     7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Plan Sponsor’s records, shall be binding on the Participant or Beneficiary for all purposes of the Plan. Neither the Trustee nor the Plan Sponsor shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Plan Sponsor notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Plan Sponsor within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Plan Sponsor, the Plan Sponsor may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Plan Sponsor determines. If the location of none of the foregoing persons can be determined, the Plan Sponsor shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Plan Sponsor, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Plan Sponsor if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Trustee nor the Plan Sponsor shall be liable to any person for any payment made in accordance with such law.
ARTICLE VIII
ADMINISTRATION AND RECORDKEEPING
     8.1 ADMINISTRATIVE AND RECORDKEEPING AUTHORITY. Except as otherwise specifically provided herein, the Plan Sponsor shall have the sole responsibility for and the sole control of the operation, administration and recordkeeping of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:
          (a) Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions, in the Plan.
          (b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.
          (c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.
          (d) Subject to Section 9.1, make determinations concerning the crediting and distribution of Participants’ benefits.
     8.2 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Employer or the Plan Sponsor are required or permitted, such action shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.
     8.3 LITIGATION. In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Plan Sponsor. Except as may be otherwise required by law, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.
     8.4 CLAIMS PROCEDURE. This Section 8.4 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at section 2560.503-1 of the Department of Labor Regulations. If any provision of this Section 8.4 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.
          (a) Initial Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Plan Sponsor. The Plan Sponsor shall review the claim itself or appoint an individual or an entity to review the claim.
               The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Plan Sponsor or appointee of the Plan Sponsor prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.
               If the Plan Sponsor denies a claim, it must provide to the Claimant, in writing or by electronic communication:
               (i) The specific reasons for the denial;
               (ii) A reference to the Plan provision upon which the denial is based;
               (iii) A description of any additional information or material that the Claimant must provide in order to perfect the claim;
               (iv) An explanation of why such additional material or information is necessary;
               (v) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and
               (vi) A statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following a denial on review of the initial denial.
          (b) Review Procedures. A request for review of a denied claim must be made in writing to the Plan Sponsor within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Plan Sponsor’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.
               The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Sponsor. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
               Upon completion of its review of an adverse initial claim determination, the Plan Sponsor will give the Claimant, in writing or by electronic notification, a notice containing:
               (i) its decision;
               (ii) the specific reasons for the decision;
               (iii) the relevant Plan provisions on which its decision is based;

               (iv) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits; and
               (v) a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a).
          (c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
          (d) Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedures required by this Section, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.
ARTICLE IX
AMENDMENT
     9.1 RIGHT TO AMEND. The Plan Sponsor, by action of the Committee or other designee of the Board, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of the amendment.
     9.2 AMENDMENT TO ENSURE PROPER CHARACTERIZATION OF THE PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Plan Sponsor, in order to ensure that the Plan is characterized as a non-tax-qualified “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA sections 201(2), 301(a)(3) and 401(a)(1) and to conform the Plan and the Trust to the provisions and requirements of any applicable law (including ERISA and the Code).
     9.3 CHANGES IN LAW AFFECTING TAXABILITY. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.
          (a) Affected Right or Feature Nullified. Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (b), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant’s Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Employer, then only such Participants shall be subject to this Section.

ARTICLE X
TERMINATION
     10.1 PLAN SPONSOR’S RIGHT TO TERMINATE PLAN. The Plan Sponsor reserves the right, at any time, to terminate the Plan and/or its obligation to make further credits to Plan Accounts by unanimous action of the Committee or other designee of the Board; provided, however, that no such termination shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of termination and provided that, upon termination, the full amount of each Participant’s Plan account(s) shall become immediately distributable to him or her.
     10.2 SUCCESSOR TO PLAN SPONSOR. Any corporation or other business organization which is a successor to the Plan Sponsor by reason of a consolidation, merger or purchase of substantially all of the assets of the Plan Sponsor shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If, within thirty (30) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan shall be terminated automatically, and the provisions of the foregoing Sections shall become operative.
ARTICLE XI
MISCELLANEOUS
     11.1 LIMITATIONS ON LIABILITY OF PLAN SPONSOR AND EMPLOYER. Neither the establishment of the Plan nor any modification hereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan, shall be construed as giving to any Participant or any other person any legal or equitable right against the Plan Sponsor or the Employer or any officer or employee thereof, except as provided by law or by any Plan provision. The Plan Sponsor and Employer do not in any way guarantee any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Plan Sponsor or the Employer, or any successor, employee, officer, director or stockholder of the Plan Sponsor or the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.
     11.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein. For all purposes of the Plan, where the context permits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of Delaware shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give a Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.
          The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded plan of deferred compensation, and no provision of this Plan shall be interpreted so as to give any individual any right in any assets of the Plan Sponsor which right is greater than the rights of any general unsecured creditor of the Plan Sponsor.
     11.3 SPENDTHRIFT PROVISION. No amount payable to a Participant or any Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit hereunder be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (a) the withholding of taxes from Plan benefit payments, (b) the recovery under the Plan of overpayments of benefits previously made to a Participant or any Beneficiary, (c) if applicable, the transfer of benefit rights from the Plan to another plan, or

     (d) the direct deposit of Plan benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.
          In the event that a Participant’s or any Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Plan Sponsor may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to a Participant’s or Beneficiary’s Account or, if the Plan Sponsor prefers, paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.
ARTICLE XII
THE TRUST
     12.1 ESTABLISHMENT OF TRUST. The Plan Sponsor may, but need not, establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Plan Sponsor and the Trustee. The Trust is intended to be treated as a “grantor” trust under the Code and the establishment of the Trust is not intended to cause the Participant to realize current income on amounts contributed thereto nor to cause the Plan to be “funded” within the meaning of ERISA, and the Trust shall be so interpreted.
     IN WITNESS WHEREOF, the Plan Sponsor has caused this amended and restated Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of January, 2005.

ATTEST/WITNESS:		INTERSTATE HOTELS & RESORTS, INC.

/s/ Dan O’Neil		By:	/s/ Christopher L. Bennett

Print Name:	Dan O’Neil	Print Name:	Christopher L. Bennett
	Benefits Manager		Executive Vice President &
General Counsel

		Date:	December 21, 2006